November 1, 2005

Mail Stop 4561
Mr. John Okubo
Chief Financial Officer
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

      RE:	Bay View Capital Corporation
      Form 10-K for the Fiscal Year Ended December 31, 2004
      Filed April 18, 2005
      File No. 1-14879

Dear Mr. Okubo:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,



      Donald Walker
								Senior Assistant Chief
Accountant